Exhibit 16.1

Raymond Chabot Grant Thornton LLP Suite 2000 National Bank Tower 600 De La Gauchetière Street West Montréal, Québec H3B 4L8 Telephone: 514-878-2691 Fax: 514-878-2127 www.rcgt.com

July 4, 2011

Office of the Chief Accountant.
Securities and Exchange Commission
100 F Street, N.E.
Eashington, D.C. 20549

Ladies and Gentlemen:

We have read the comments regarding us in the first four paragraphs of Item 14. Changes in and Disagreements with Accountants on Accounting contained in Item 2.01 of Form 8-K of DecisionPoint Systems, Inc. dated June 15, 2011 and filed on June 21, 2011, and are in agreement with those statements.

Sincerely,

By:	/s/ Raymond Chabot Grant Thornton, LLP
Raymond Chabot Grant Thornton, LLP
Chartered Accountants
Montréal, Canada

Chartered Accountants
Member of Grant Thornton International Ltd